Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 20, 2009 accompanying the balance sheet of GYMNO Corporation, our report dated January 26, 2010 accompanying the balance sheet of Redwood Mortgage Corp., and our report dated April 20, 2009 accompanying the balance sheet of Redwood Mortgage Investors IX, LLC, in the prospectus, and any supplements thereto, and in the Registration Statement No. 333-155428 filed on Form S-11 on June 8, 2009, and in Pre-Effective Amendment No. 1 to Post Effective Amendment No. 1 to this Registration Statement, for Redwood Mortgage Investors IX, LLC.  We also consent to the reference to our firm under the reference "experts" in the prospectus and any supplements thereto.

/s/ ARMANINO McKENNA LLP
San Ramon, California
February 12, 2010